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                                                                    Exhibit 99.1

                                               Contact: Tom Hoppin, 804-782-1450

                       CSXT DISAPPOINTED WITH JURY AWARD;
                             PROMISES PROMPT APPEAL

FOR IMMEDIATE RELEASE:
- ----------------------

        JACKSONVILLE, Fla., Sept. 8, 1997 - A.R. "Pete" Carpenter, president and chief executive officer of CSX Transportation (CSXT), today issued the following statement in response to a $2.5 billion punitive damages jury verdict announced today against CSXT in a New Orleans State District Court as a result of a 1987 railroad car fire:

        "CSX Transportation is very disappointed with this decision in New Orleans today. It is clearly not consistent with the facts. CSXT handled the leaking car in complete accordance with very stringent Federal safety standards. The National Transportation Safety Board investigation into this accident concluded the incident was not caused by CSXT.

        "There are excellent grounds for appeal and we will promptly move forward in that regard.

        "All of us at CSXT work very hard every day in everything we do to make this one of the safest railroads in America, and we are committed to maintaining that leadership in our industry."

        CSXT  and  its  29,000  employees   provide  rail   transportation   and
distribution services over an 18,500 route-mile network in 20 states, the District of Columbia and Ontario, Canada. CSXT is a business unit of CSX Corp., headquartered in Richmond, Va.

                    CSXT's internet address is: www.csxt.com.